Exhibit 99.3

Memo

To:	All Employees

From:	Peter Blyberg,

Date:	8/15/2007

Re:	Camden National Merger

Below are some talking points for your information when addressing customers regarding the Camden National merger. Please remember, our number one goal in communicating proactively with our customers is to make sure we address any fears or questions that they may have and retain their trust, confidence and business. You are representing Union Trust and the new organization to those customers, and are best suited to remind customers why this is a positive move for them.

What?

Union Bankshares, Inc. and Camden National Corporation voted to enter into an Agreement and Plan of Merger on August 13, 2007.

Camden National Corporation is a Maine bank holding company, based in Camden, Maine. The holding company owns Camden National Bank, which operates branches throughout the midcoast, Penobscot County, Aroostook County, and southern Maine. In addition, the holding company has a full service financial services company, Acadia Trust, NA, whose main office is in Portland, Maine.

The combined entity will have bank assets of over $2.2 billion, and financial services assets over $1.2 billion, providing a stronger base for service and operations for customers in market areas throughout Maine.

The terms of the agreement provide for Camden National to be the lead organization, however Union Trust Company will operate as a division of the bank in the Downeast area.

Why?

The current banking environment in the United State and especially in Maine is highly competitive and at the same time highly regulated. These factors combined with the current interest rate environment and economic outlook mandate that banks achieve certain economies of scale in order to remain competitive. This means that larger institutions have a stronger market position than smaller institutions. As a $2.3 billion dollar bank with over $1.2 billion in funds under management in the financial services area the combination of Camden National and Union allows for such economies in our markets. It also provides for the ability to invest in new products and services and to be as competitive as possible in seeking new business. We will also become part of a Maine based state wide organization serving customers throughout the state.

Effect on Customers

We do not anticipate that this will have any negative effective on our current customer base. In fact, we anticipate being able to provide a better level of customer service, wider product array and market rate and terms for loan and deposit products.

Customers may experience changes in statement format, hours of operation, and other detail, however, it is our intention that any changes made will be in the best interest of our customers and to improve customer service. We will keep you informed as changes are decided upon, and stand ready to answer any questions or concerns customers may have.

Communication Plan

If I have question, who do I contact?

All media requests should be referred to Terry Fancy in the main office. 207-667-4537 x 243. In no case should an employee talk with a reporter or media representative.

Should a customer have questions or concerns beyond your comfort level in answering, please contact Terry or Bob Carter.

When will I hear more?

It is the intention of Union Trust’s management team to provide regular communications to our employees, and therefore our customers, from now until the merger is complete. These communications may be in the form of e-mail or face to face meetings, depending on the information to be conveyed.

If there is a customer who you feel needs immediate attention, please contact Peter Blyberg, John Lynch, Becky Sargent or Peter Greene, and let them know who the customer is, what major concerns should be addressed and the best means of contacting them.

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